     ICS NETWORK SYSTEMS EQUIPMENT COLLOCATION AND SERVICES AGREEMENT

This Agreement ("Agreement") between ICS Network Systems Incorporated, a New York Corporation with an office at 620 Johnson Avenue, Bohemia, New York, ("ICS") and Educational Video Conferencing, Inc. a New York Corporation with offices located at 35 East Grassy Sprain Road, Suite 504, Yonkers, NY 10710, hereinafter referred to as ("Customer").

ICS and Customer agree that the following terms and conditions apply to the provision and use, within the United States, of the AT&T ISDN Services and related products ("Services") referenced in any Attachments to this Agreement signed by Customer and accepted in writing by ICS. Such Attachments are an integral part of this Agreement.

1. ISDN Services Contract Period, Monthly Payments, Deposits and Service Activation Fees

A) This Agreement is effective when signed by Customer and returned with the first months service charge of $8,246.00 ($589.00 x 14) and accepted in writing by ICS. The contract period commences on the date the ISDN services are activated and unless terminated in accordance with the provisions herein, will continue in effect for 36 months.

B) Customer shall pay ICS the monthly charges of $8,246.00 ($589.00 x 14) due under this Agreement, without deduction or setoff. All payments shall be mailed to the address stated on the invoice. Invoices will be issued monthly for the next months services and are payable within thirty (30) days from the date of the invoice.

C) Customer agrees to pay any taxes due on the Services, however designated (excluding taxes on ICS's net income), unless Customer provides a valid tax exemption certificate.

D) Customer agrees to pay the ISDN Service Activation and Installation fee of $8,500.00 within thirty days of the ISDN Service activation date.

E) Customer agrees to pay $500.00 per month for each video server collocated at the facility. Customer will be invoiced net 30 days from the date each server was received at the facility. For purposes of this agreement, equipment collocation services will be provided on a 36 month term basis, at Customer's option, and collocation fees will be fixed at $500.00 per month for each video server for the 36 month term.

2.   TERMINATION

A) If Customer: (i) fails to pay any outstanding charges within ten (10) days after receipt of written notice from ICS of delinquency; or (ii) fails to perform or observe any material term or condition of this Agreement relating to the content of any transmissions by a User or to interference with, disruption of, or other improper utilization of network resources after the provision of written notice from ICS of such failure; or (iii) fails to perform or observe any other material term or condition of this Agreement within thirty (30) days after receipt of written notice from ICS of such failure, ICS may terminate this Agreement. Upon termination, Customer shall be liable for all charges incurred as of the date of termination and, if applicable, any termination charges associated with termination of the Services. All such charges that are not previously due and payable shall be payable within thirty (30) days from the date shown on ICS's invoice.

B) If ICS fails to perform or observe any material term or condition of this Agreement within thirty (30) days after receipt of written notice from Customer of such failure, Customer may terminate the Services materially affected by the breach. Except for charges incurred as of the date of termination, Customer shall have no further financial obligations to ICS for such terminated Services.

C) Customer may terminate this agreement prior to the ISDN service activation date without any termination liability and Customer's first month's service deposit will be refunded.

D) Termination of the Services after the service activation date and prior to the 36 month term of this agreement for any reason other than the provisions specified in section 2B or 4A of this agreement will require that early termination charges be paid by Customer to ICS in an amount equal to 100% of the monthly ISDN service payments remaining for months 1-12, plus 50% of the monthly ISDN service payments remaining for months 13-24, plus 25% of the monthly ISDN service payments remaining for months 25-36.

E) Termination charges associated with equipment collocation services are not applicable as the equipment collocation services, with respect to termination fees, will be considered a month to month service arrangement.

3. CUSTOMER RESPONSIBILITIES

A) Customer is solely responsible for the content of any transmissions using the Services, or any other use of the Services by Customer or by any person or entity Customer permits to access the Services (a "User"). Customer agrees that it and any User will not use the Services for illegal purposes or to interfere with or disrupt other network users, network services or network equipment. Violations of the foregoing by Customer or any User may result in removal of violative communications and early termination of the Service. Customer shall defend, indemnify, and hold harmless ICS (as defined in Paragraph 5A) from and against all liabilities and costs (including reasonable attorneys' fees) arising from any and all claims by any person based upon the content of any transmissions by Customer or any User using the Services or any other use of the Services by Customer or any User.

B) Customer agrees to comply, and to use best efforts to cause all Users to comply, with United States law with regard to the transmission of technical data which is exported from the United States using the Services.

4. ICS RESPONSIBILITIES

A) ICS will provide the Services as described in the Attachments. However, ICS's policy is to continually improve its products and services, and so may from time to time change the methods for delivering Services provided to Customer under this Agreement. In the event that ICS changes the Services in any way that materially decreases the level of the Services available to Customer, Customer shall have a one time right to terminate this Agreement within the thirty (30) day period following notice of such change by ICS and payment of all charges incurred as of the termination date, but without any termination liability to ICS.

B) ICS warrants to Customer that its collocation facility is and will continue to be maintained in good working order, including the UPS(s) (Uninterrupted Power Supply), standby diesel generator(s), electrical service, switchgear and HVAC, (Heating, ventilation and air conditioning) equipment. Furthermore, ICS warrants that these systems are fully operational and are properly configured to operate in an emergency and are routinely tested by ICS in full cycle, full load test(s) and that all of the above equipment is insured and covered under manufacturer's warranty or extended maintenance agreements.

5. WARRANTY AND LIMITATION OF LIABILITY

A) FOR PURPOSES OF THIS PARAGRAPH, ICS INCLUDES ANY AFFILIATED AND SUBSIDIARY COMPANIES OF ICS, ANY SUBCONTRACTORS AND SUPPLIERS OF THE FOREGOING, AND THE DIRECTORS, EMPLOYEES, OFFICERS, AGENTS, SUBCONTRACTORS AND SUPPLIERS OF ALL OF THEM.

B) ICS SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR HARM TO BUSINESS, LOST PROFITS, LOST SAVINGS OR LOST

REVENUES, WHETHER OR NOT ICS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ICS SHALL NOT BE LIABLE FOR ANY DAMAGE THAT CUSTOMER MAY SUFFER ARISING OUT OF USE OF, OR INABILITY TO USE, THE SERVICES OR PRODUCTS PROVIDED HEREUNDER.

C) ICS SHALL NOT HAVE ANY LIABILITY FOR DAMAGES OR DELAYS DUE TO FIRE, EXPLOSION, LIGHTNING, POWER SURGES OR FAILURES, STRIKES OR LABOR DISPUTES, WATER, ACTS OF GOD, THE ELEMENTS, WAR, CIVIL DISTURBANCES, ACTS OF CIVIL OR MILITARY AUTHORITIES OR THE PUBLIC ENEMY, INABILITY TO SECURE PRODUCTS OR TRANSPORTATION FACILITIES, FUEL OR ENERGY SHORTAGES, ACTS OR OMISSIONS OF COMMUNICATIONS CARRIERS, OR OTHER CAUSES BEYOND ITS CONTROL.

6. Equipment Co-location Fees and Service Description

A) ICS provides rack space for Customer equipment co-located at ICS's facility in Bohemia NY. ICS does not restrict the size of equipment Customer may wish to co-locate however ICS reserves the right to re-quote Customer to co-locate equipment which may require specialized racks or dedicated floor space. ICS typically does not co-locate monitors (CRT displays) at the facility and provides Customer with the use of a monitor to access their system during visits to the facility. ICS does not accept Customer supplied UPS's or power conditioning equipment, and all power supplied to Customer equipment at the facility is 120V AC/60Hz, unless special arrangements are made with ICS prior to delivering equipment to be co-located.

B) ICS provides all cabling to connect Customer's equipment to the facility's power supply systems, LAN or Internet routers or ISDN circuits. Each primary systems component (server, router) colocated at the facility is charged a monthly fee. The fee charged is for the physical space allocated to mount or place Customer's equipment at the facility, the conditioned power supplied to Customer's equipment through an on-line UPS, emergency standby power supplied through diesel powered generator, and HVAC of all equipment rooms located at the facility.

7. Fault Isolation and Problem Resolution

A) ICS maintains a 24 hour hotline for reporting problems. When a problem is encountered ICS will work to isolate the problem starting from the ISDN services connection to Customer's co-located equipment at the center to determine where the problem exists. If the problem is determined as any part or function of the ISDN service circuit at the facility, ICS will immediately commence emergency repair operations to resolve and correct the problem, and will keep Customer appraised regarding the progress and expected completion time of the repair or resolution of the problem. If Customer supplied co-located equipment is determined as the cause of the problem ICS will advise Customer of the problem and will provide telephone support and testing functions to assist Customer in resolving the problem. If Customer has arranged with ICS to maintain spare parts or hot spare equipment on site, ICS will coordinate with Customer any equipment repair or replacement procedure which can reasonably be expected to be performed at the facility. ICS may also request that Customer authorizations be transmitted by telephone or through Customer representatives visiting the facility in response to an emergency before commencing extraordinary repair procedures on Customer's equipment.

B) If ICS supplied and maintained co-located equipment is determined as the cause of the problem ICS will immediately commence operations to repair the equipment or resolve the problem. ICS will advise Customer of the problem and will provide Customer with the expected completion time for the repair or resolution of the problem.

8.       Site Security

ICS maintains a secure facility and limits visits to the facility by Customer personnel to those individuals indicated in advance by Customer as authorized to visit the facility. There are no unsupervised visits permitted at this facility. Except for instances when Customers authorized personnel are visiting the facility in response to an emergency, ICS requires that all visits be scheduled at least two hours in advance and limited to the hours between 8:00 AM to 6:00 PM, Monday through Friday. All Customer equipment that is co-located at the facility must be logged into and out of the facility, and ICS will record the model, description and serial number of all Customer equipment moved in or out of the facility.

9. INSURANCE

ICS carries insurance for coverage against theft or physical damage to Customer's equipment while collocated at the facility. ICS does not provide any insurance covering loss of use of damaged equipment, lost or damaged data, lost or damaged application or operating system software or lost revenues due to theft or damage of Customer equipment located at the facility. Unless special arrangements are agreed to by Customer and ICS, insurance is limited to $30,000.00 per Customer, per occurrence. ICS does not warrant that any claim for damage to Customers equipment will be accepted by ICS's insurance underwriters.

10. GENERAL

A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

B) If any portion of this Agreement is found to be invalid or unenforceable, the remaining portions shall remain in effect and the parties will begin negotiations for a replacement of the invalid or unenforceable portion.

C) ICS's performance obligations under this Agreement shall be solely to Customer and not to any third party. Other than as expressly set forth herein, this Agreement shall not be deemed to provide third parties with any remedy, claim, right of action, or other right.

D) No change, modification, or waiver of any of the terms of this Agreement shall be binding unless included in a written agreement and signed by both parties.

E) THIS IS THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER AND IT SUPERSEDES ALL PRIOR AGREEMENTS, PROPOSALS, REPRESENTATIONS, STATEMENTS, OR UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, CONCERNING SUCH SERVICES.

ICS CUSTOMER

By:   /s/                                  By:    /s/
   ---------------------------                 -------------------------
(Authorized Signature)    Date 11/20/97        (Authorized Signature)   Date

Dr. Arol I. Buntzmann                      Steven Trupp
-----------------------------              ----------------------------
(Typed or Printed Name)                    (Typed or Printed Name)

Chairman + CEO                             C.E.O.
-----------------------------              ----------------------------
(Title)                                    (Title)

        ICS NETWORK SYSTEMS EQUIPMENT COLLOCATION AND SERVICES AGREEMENT

ATTACHMENT A Services Description and Quotation


Product Description            Item   Qty      Unit Cost   Extended     Recurring   Install/
                                                                        Monthly     Activation
AT&T ISDN PRI T1               1      14       589.00      8,246.00     8,246.00
1.54 mb/s  Circuit
Monthly Charge for 36
month term includes a
total of 5 D Channels
and 403 B Channels

PRI Circuit Install/           2      14       607.14      8,500.00                  8,500.00
Activation

Collocation of 2 Accord        3      2        500.00      1,000.00     1,000.00     NC
MCU's
Includes 1 2' x 7'
Mounting rack
Monthly Charge

Collocation of                 4      1        500.00      500.00         500.00     1,200.00
1 CUCEEME Server in
same rack as item 3
Monthly Charge

ICS Network Systems                        CUSTOMER

By:  /s/                                   By:   /s/
    ------------------------                  -------------------------
(Authorized Signature)  Date               (Authorized Signature)  Date 11/20/97

Steven Trupp                               Dr. Arol I. Buntzmann
-----------------------------              ----------------------------
(Typed or Printed Name)                    (Typed or Printed Name)

C.E.O.                                     Chairman + CEO
-----------------------------              ----------------------------
(Title)                                    (Title)